Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is between Cboe Global Markets, Inc. (the “Company”) and Christopher A. Isaacson (the “Executive”), effective as of January 26, 2026.

WHEREAS, the Executive currently serves as the Executive Vice President, Chief Operating Officer of the Company;

WHEREAS, the Executive has expressed his desire to retire from employment with the Company;

WHEREAS, the Executive has provided loyal and valuable service to the Company and the Company recognizes Executive’s significant contribution to the Company and its shareholders;

WHEREAS, the Company desires to avail itself of the ongoing assistance of the Executive to the Company following the Executive’s retirement as a consultant during the Consulting Period (as defined below); and

WHEREAS, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Retirement. Effective as of the close of business on March 6, 2026 (the “Retirement Date”), the Executive hereby retires from his employment as Executive Vice President, Chief Operating Officer of the Company and from all other officer positions, committee memberships, directorships and other positions with the Company and its subsidiaries (collectively, the “Company Group”) and his employment shall terminate in all capacities, on a voluntary basis and without good reason, as such term is defined under the Cboe Global Markets, Inc. Executive Severance Plan. Between the date hereof and the Retirement Date, the Executive shall (x) continue to receive the same compensation and benefits from the Company as in effect on the date of this Agreement, (y) continue as a full time employee of the Company and (z) perform such duties and responsibilities as are directed by the Company’s Chief Executive Officer (“CEO”), the Company’s Board of Directors (the “Board”) or any of their respective designees. Executive and the Company agree that after the Retirement Date, neither Executive nor the Company will represent Executive as being an employee, officer, director, agent or representative of the Company Group for any purpose.

2.            Consulting Services.

(a)            From March 7, 2026 through December 31, 2026 (the “Consulting Period”), the Executive shall provide general advisory services as reasonably requested by the Company’s CEO, including assisting the Company with the transitioning of the Executive’s duties and responsibilities (the “Services”). During the Consulting Period, the Executive shall provide the Services at such times and in such locations as are reasonably requested by the Company.

(b)            During the Consulting Period, the Executive will not accept work, enter into a contract, or accept an obligation inconsistent or incompatible with his obligations, or the scope of Services to be rendered for the Company under this Agreement. The Executive warrants that, to the best of his knowledge, there is no other existing contract or duty on the Executive’s part that conflicts with or is inconsistent with this Agreement. Each of the Executive and the Company agree and acknowledge that this provision shall not be deemed to be a non-competition provision and that the Executive may, subject to any existing non-competition provisions, including pursuant to the Restrictive Covenant Agreement attached as Exhibit C, terminate this Agreement by forfeiting the Accelerated Vesting rights and the pro rata portion of the Consulting Fee covering the timeframe from the date the Agreement is terminated through December 31, 2026.

3.            Compensation and Benefits.

(a)            Until the Retirement Date, the Executive will remain an employee of the Company, and will remain eligible to receive the Executive’s current base salary ($650,000 per annum) and benefits through the Retirement Date and the Executive will continue to be reimbursed for all reasonable business expenses incurred. This compensation shall also include all Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) that are scheduled to vest prior to the Retirement Date including those on or around February 19, 2026 under the Company’s Third Amended and Restated Long-Term Incentive Plan (the “Plan”). The Executive will also be eligible for any short-term discretionary incentive (“STI”) payment (bonus) with respect to the 2025 fiscal year. The STI award amount will be based upon the financial performance of Cboe as well as the undersigned’s individual performance and will be paid when paid to other similarly situated executives. The Executive agrees to follow company policy with respect to submitting the Executive’s expenses for reimbursement. Except as otherwise specifically provided herein or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law, the Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group after the Retirement Date, including, but not limited to, any payments under any severance plan, policy or program of the Corporation.

(b)            During the Consulting Period, the Company shall pay to Executive (or, upon Executive’s written request, shall pay to an entity wholly owned by Executive), a consulting fee of $541,666 (the “Consulting Fee”), payable in substantially equal monthly installments. The Executive’s rights under this Section 3(b) are subject to the other terms of this Agreement, including Section 4(c).

4.            Accelerated Vesting.

(a)            The Executive will be entitled to receive the following (subject to applicable deductions and withholdings), contingent upon meeting the eligibility requirements set forth in Section 4(b):

(i)            The Executive acknowledges and agrees that as of the date hereof, the Executive holds the RSUs and PSUs set forth on Exhibit A attached hereto under the Plan. The Executive agrees that the RSUs and the PSUs shall be accelerated or forfeited, as applicable, in accordance with Exhibit A, with any PSUs to vest being vested at target performance with respect to any Performance Goals specified in such PSUs. Dividend equivalent payments will be made on the accelerated PSUs and will be forfeited with respect to any forfeited PSUs. All accelerated vested RSUs and PSUs and dividend equivalent payments in respect of accelerated PSUs (the “Accelerated Vesting”) will vest on the later to occur of the Retirement Date and the date upon which the ADEA portion of the Release attached as Exhibit B becomes effective and nonrevocable. Vesting of RSUs and PSUs will be subject to the Company’s standard net settlement to cover the Executive’s estimated tax liability. Notwithstanding the terms of the Plan and the Consulting Period, Executive’s “Service” under the RSUs and PSUs is deemed terminated as of the Retirement Date.

(b)           The Executive understands and agrees in order to receive the Accelerated Vesting, the Executive must meet the following eligibility criteria between the date of this Agreement and the Retirement Date, as determined by the Company in its sole discretion:

(i)            The Executive is not involuntary terminated for Cause (as defined under the Executive Severance Plan) from the Company;

(ii)           The Executive does not end his employment voluntarily prior to the Retirement Date;

(iii)          The Executive has not accepted other employment with the Company Group to begin after the Retirement Date;

(iv)          The Executive materially complies with all of the Company Group’s policies, procedures, rules and practices;

(v)           The Executive applies his best efforts to maintain performance that the Company, in its sole reasonable discretion, deems satisfactory. Such satisfactory performance shall include, but not necessarily be limited to, the Executive’s performance of all job responsibilities and duties assigned to the Executive by the CEO (in accordance with Section 2(a) above) in a manner reasonably acceptable to the Company. During the Transition Period, should the Company determine that the Executive’s performance is not satisfactory, the Company agrees to provide the Executive with written notice of any alleged deficiencies and the Executive shall have fourteen (14) days to cure any alleged performance deficiencies;

(vi)          The Executive has executed the Release attached as Exhibit B and it has become effective and nonrevocable; and

(vii)         The Executive signs and agrees to the Restrictive Covenant Agreement attached as Exhibit C.

(c)           The Executive shall forfeit the Accelerated Vesting rights outlined in this Section 4 and the pro rata portion of the Consulting Fee covering the timeframe from the date the Agreement is breached through December 31, 2026, if he breaches any provision of this Agreement or the Non-Competition Agreement, and the Executive shall reimburse the Company for any portion of the Accelerated Vesting rights already distributed or paid upon demand from the Company.

5.            No Other Payments. The Executive acknowledges and agrees that, except as otherwise provided in Sections 2 and 4 of this Agreement, the Executive is not entitled to any other payment or benefit in connection with the Executive’s Retirement. For the avoidance of doubt, the Executive will not receive any new equity grants under the Plan in fiscal year 2026 and will not be eligible for any STI payment (bonus) with respect to the 2026 fiscal year.

6.            Return of Company Property and Access to Facilities. Upon the Retirement Date, the Executive will maintain possession of a Company laptop or iPad from which the Executive will have access to his Company email account for business use during the Consulting Period. Company will remove the Executive’s access to Company property, and the Executive will not be expected to participate in Company business on a regular basis. The CEO or his/her delegate will contact Executive personally when consulting services are requested pursuant to Section 2(a). The Executive acknowledges and agrees that other than a laptop or iPad, he will return to the Company, specifically its Chief Human Resources Officer, all known equipment, data, material, books, records, documents (whether hard copy or stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation the Executive’s printers, telephones and other electronic devices in the Executive’s possession, custody or control which are or were owned and/or leased by a member of the Company Group in connection with the conduct of the business of the Company Group (collectively referred to as “Company Property”). The Executive further warrants that the Executive has not retained, or delivered to any person or entity, copies of any Company Property or permitted any copies of Company Property to be made by any other person or entity. Upon the expiration of the Consulting Period, Executive will return to the Company any remaining Company Property, including the Company laptop or iPad.

7.            Cooperation with the Company. Upon reasonable notice, the Executive agrees to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding, or litigation related to or involving any aspect of the Executive’s employment with the Company. This cooperation includes, but is not limited to, meeting with the Company and/or its agents and attorneys to answer questions, appearing at depositions, assisting in responding to discovery demands, preparing for trial, and appearing at trial. The Executive agrees that whether a matter is related to or involving any aspect of the Executive’s employment with the Company is to be determined by the Company in its sole discretion. The Company agrees that during the Consulting Period, it will reimburse the Executive for reasonable travel and out-of-pocket expenses (i.e., transportation, meals, and lodging) that the Executive may incur in cooperating with the Company, provided that the Executive follows the Company’s instructions regarding submission and approval of such expenses. This provision is not intended to affect the substance of any testimony that the Executive provides; rather, the Executive agrees to provide truthful testimony and to otherwise assist the Company in light of and in full compliance with all applicable laws.

8.            Independent Contractor. The Executive understands that the Executive’s relationship with the Company during the Consulting Period shall be that of an independent contractor and the Executive shall not be considered an employee of the Company (or any other member of the Company Group) for tax purposes or for any other purposes whatsoever (and accordingly, other than as required by COBRA or other applicable law, the Executive shall not be entitled to participate in any of the Company Group’s health, welfare, retirement, fringe benefit or other employee benefit plans). During the Consulting Period, Executive will not be an agent of the Company Group, and Executive will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind the Company Group.

9.            Confidentiality.

(a)            The Executive acknowledges that the Company will disclose Secret or Confidential Information to the Executive during the Consulting Period to enable him to perform his duties hereunder. The Executive agrees that, subject to the following sentence, he shall not during the Consulting Period (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of the CEO, disclose to any person or entity any material or significant Secret or Confidential Information concerning the business of the Company that was obtained by the Executive in the course of this Agreement. This Section shall not be applicable if and to the extent the Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Secret or Confidential Information is required to be disclosed by the Executive by any law, regulation or order of any court or regulatory commission, department or agency. The Executive further agrees that if this Agreement is terminated for any reason, he will not take with him, but will leave with the Company, all records and papers and all matter of whatever nature that bears Secret or Confidential Information of the Company. For purposes of this Agreement, the term “Secret or Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Company’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Company, that has not been published or disclosed to the general public, the options industry, the equities industry, the foreign currency exchange industry or the commodities futures industry; provided, however, that such term shall not include knowledge, skills, and information that is common to the trade or profession of the Executive.

(b)            Executive acknowledges and understands that nothing in this Agreement (including without limitation Executive’s confidentiality obligations and non-disparagement obligations set forth herein) shall be construed to prevent or impede Executive from freely communicating with, filing a charge with, or fully participating in any investigation or proceeding conducted by any federal, state, or local government agency or authority (including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission (“SEC”), the National Labor Relations Board, the Financial Industry Regulatory Authority, or other self-regulatory agency), without notice to or prior authorization from the Company. Executive understands and agrees, however, that Executive is waiving any and all rights to recover any compensation, damages, or any other form of relief in connection with any charge, complaint, lawsuit, or proceeding brought against the Company Group, regardless of who filed or initiated such charge, complaint, lawsuit, or proceeding, except that Executive may apply for and accept an award from the SEC with respect to any information provided by Executive to the SEC.

(c)            Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If the Executive files a lawsuit or other action alleging retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This Section will govern to the extent it may conflict with any other provision of this Agreement.

10.          Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein (including without limitation any amounts paid upon Executive’s written request to an entity wholly owned by Executive) are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including those in effect as required to implement Section 10D of the Securities Exchange Act of 1934, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

11.            Governing Law and Venue. The parties hereto expressly agree that this Agreement shall be governed solely by the laws of the State of Illinois, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this Agreement shall be exclusively brought in the state or federal courts located in Chicago, Illinois.

12.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Executive and his heirs, executors and administrators.

13.            Entire Agreement. This Agreement, including any exhibits, along with the Company’s equity plan and grant agreements, contains the entire agreement among the parties with respect to the Executive’s equity and separation from employment, and there are no promises or understandings outside of those documents with respect to the Executive’s equity and separation from employment with the Company, and any prior discussions and negotiations with respect to the subject matter of this Agreement are superseded by this Agreement.

14.            Counterparts and Electronic Signatures. This Agreement may be executed in counterparts both of which, taken together, will constitute a single enforceable instrument, and electronic or facsimile signatures shall have same force and effect as original signatures.

15.            Section 409A.

(a)            Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations thereunder and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be interpreted and construed accordingly.

(b)            Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Retirement Date. As of the Retirement Date, the parties anticipate that the level of Executive’s services to the Company and its affiliates will permanently decrease and will not exceed twenty percent (20%) of the average level of bona fide services performed by Executive during Executive’s employment with the Company during the thirty-six (36)-month period immediately preceding the Retirement Date. Furthermore, on and after the Retirement Date, Executive shall have no policy-making duties or authorities for or on behalf of the Company and its affiliates. For purposes of this Section 15, “affiliate” means any entity treated as a single employer with the Company under Treas. Reg. § 1.409A-1(h).

(c)            Notwithstanding any other provision in this Agreement to the contrary, if on the date of Executive’s “separation from service” within the meaning of Section 409A, Executive is a “specified employee” (as defined in Section 409A), then to the extent required by Section 409A, payments and benefits payable under this Agreement that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six (6)-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A (provided that if Executive dies prior to the six (6) month anniversary of Executive’s “separation from service” within the meaning of Section 409A, then any payments and benefits that were so delayed prior to such death shall be paid to Executive’s estate within ten (10) days after the date of such death, with all remaining payments and benefits to be paid and provided according to their regular schedule). For purposes of this Section 15(c), “separation from service” refers to Executive’s “separation from service” with the Company.

(d)            All expenses eligible for reimbursement under any plan, policy or agreement with Executive shall be paid to the Executive promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred. Furthermore, the expenses incurred by the Executive in any calendar year that are eligible for reimbursement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement, and the Executive’s right to receive any reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)            For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation under Section 409A.

*    *    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first above written.

CBOE GLOBAL MARKETS, INC.

By:	/s/ Craig S. Donohue
Name:	Craig S. Donohue
Title:	Chief Executive Officer and President

CHRISTOPHER A. ISAACSON

By:	/s/ Christopher A. Isaacson
Name:	Christopher A. Isaacson
Title:	Executive Vice President, Chief Operating Officer

EXHIBIT A

OUTSTANDING EQUITY AWARD TREATMENT

Restricted Stock Units

Grant Date	Original Award Amount (#)	Unvested Amount at Retirement Date (#)	Maximum Amount to Vest at Retirement Date (#)	Minimum Amount Forfeited at Retirement Date (#)
2/19/2024	5,022	1,674	1,450	224
2/19/2024	1,340	1,340	0	1,340
2/19/2025	4,459	2,973	1,284	1,689
7/15/2025	940	627	271	356

Performance Stock Units

Grant Date	Award Amount (#)	Maximum Pro Rata Amount of rTSR PSUs to Vest following Retirement Date (#)[1]	Maximum Pro Rata Amount of EPS PSUs to Vest following Retirement Date (#)[1]	Minimum Amount of rTSR PSUs Forfeited at Retirement Date (#)	Minimum Amount of EPS PSUs Forfeited at Retirement Date (#)
2/19/2024	5,022	2,511	2,511	0	0
2/19/2024	1,340	0	0	670	670
2/19/2025	4,460	1,485	1,485	745	745
7/15/2025	940	313	313	157	157

1 Dividend equivalent payments on these PSUs accrue and are paid out in shares upon vesting.

EXHIBIT B

RELEASE

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this      day of ______________________, 20 , to be effective as of _______________ (the “Effective Date”), by and between Cboe Global Markets, Inc. (“Cboe”) and Christopher A. Isaacson, a resident of Kansas (“Associate”).

1.            In consideration of Cboe’s agreement to provide Associate with the Accelerated Vesting described in the Retirement and Consulting Agreement by and between Cboe and the Associate dated as of January __, 2026 (the “Agreement”), to which Associate is not otherwise entitled and the sufficiency of which Associate acknowledges, Associate does hereby fully, finally and unconditionally release and forever discharge Cboe, Cboe’s subsidiaries and affiliates, and each of the former, current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of Cboe and Cboe’s subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any non-U.S., local, state or federal common law, statute or ordinance relating to Associate’s past employment with Cboe or any past actions, statements, or omissions of Cboe or any of the Released Parties occurring prior to Associate’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits (including any claims for benefits under the Cboe Global Markets, Inc. Executive Severance Plan (as amended and restated effected February 11, 2021)), pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. § 1981), THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE GENETIC INFORMATION NONDISCRIMINATION ACT OF 2008; THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”); THE OLDER WORKER BENEFITS PROTECTION ACT; THE REHABILITATION ACT OF 1973; EXECUTIVE ORDER 11246; EXECUTIVE ORDER 11141; THE FAIR CREDIT REPORTING ACT; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; THE EQUAL PAY ACT; THE FAIR LABOR STANDARDS ACT; THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (INCLUDING WITH RESPECT TO UNVESTED BENEFITS); THE NATIONAL LABOR RELATIONS ACT; THE UNIFORM SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT; THE KANSAS ACT AGAINST DISCRIMINATION, THE KANSAS AGE DISCRIMINATION IN EMPLOYMENT ACT, THE KANSAS MINIMUM WAGE AND MAXIMUM HOURS LAW, THE NEW YORK HUMAN RIGHTS LAW; THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; THE MILLVILE DALLAS AIRMOTIVE PLANT JOB LOSS NOTIFICATION ACT (NEW JERSEY’S WARN ACT); THE NEW YORK WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE NEW YORK LABOR LAW, THE NEW YORK WHISTLEBLOWER LAW, THE NEW YORK CIVIL RIGHTS LAW, THE NEW YORK EQUAL PAY LAW, THE NEW YORK CITY FAIR CHANCE ACT, THE NEW YORK CITY STOP CREDIT DISCRIMINATION IN EMPLOYMENT ACT; ILLINOIS FAMILY MILITARY LEAVE ACT, THE ILLINOIS GENETIC INFORMATION PRIVACY ACT, THE ILLINOIS ONE DAY REST IN SEVEN ACT, THE ILLINOIS RIGHT TO PRIVACY IN THE WORKPLACE ACT, THE ILLINOIS SCHOOL VISITATION RIGHTS ACT, THE ILLINOIS VICTIMS’ ECONOMIC SECURITY AND SAFETY ACT, THE ILLINOIS RECORD DISCLOSURES ACT, THE ILLINOIS PERSONNEL RECORDS REVIEW ACT, THE ILLINOIS WHISTLEBLOWERS ACT, THE ILLINOIS WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE ILLINOIS HUMAN RIGHTS ACT; THE CHICAGO AND COOK COUNTY HUMAN RIGHTS ORDINANCES, all as amended, and any other statutory, contract, implied contract, or common law claim arising out of or involving your employment, the termination of your employment, or any continuing effects of your employment with Cboe (the “Released Claims”). This release excludes your rights to: (i) accrued salary, COBRA continuation coverage following your Retirement Date, as well as your vested rights in any Company pension, equity and 401(k) plans (the plan documents of which will continue to govern); (ii) your rights to indemnification and/or coverage under the Company’s officers and directors insurance coverage for all acts or omissions by you within the normal course of your duties to the fullest extent allowed by the Company’s bylaws and applicable law; and (iii) any rights or claims to enforce the Agreement and any rights or claims that cannot be waived by law.

2.            Associate agrees not to sue Cboe or any of the Released Parties with respect to rights and Released Claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Associate will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.            Notwithstanding anything in this Release to the contrary, nothing in this Release prohibits Associate from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Cboe), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Release limits Associate’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Associate). Associate acknowledges and agrees that this Release is not in settlement of a claim of sexual discrimination or harassment.

4.            Associate has had at least twenty-one (21) days from receiving the Agreement and a copy of this Release within which to consider this Release. Once Associate has signed this Release, Associate will still have seven (7) days in which to revoke his or her acceptance of the ADEA portion of the Release by notifying Cboe, and specifically, the Chief Human Resources Officer, or interim Chief Human Resources Officer if the existing Chief Human Resources Officer is a party to this Release. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and Cboe will have three (3) business days to rescind the entire Agreement by so notifying Associate. The Release cannot be executed and returned prior to the Retirement Date (as such term is defined under the Agreement).

5.            This Release shall be binding upon and inure to the benefit of Cboe and its successors and assigns and Associate and his or her heirs, executors and administrators.

6.            This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

7.            Associate agrees that he or she will not directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of the Released Parties. Associate acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers. Cboe agrees to instruct its Chief Executive Officer, Head of Enterprise Strategy & Corporate Development, Chief Human Resources Officer, Global Head of Talent Management and Compensation, Chief Financial Officer, Global Head of Derivatives, Chief Regulatory Officer, Chief Operating Officer, Chief Technology Officer, General Counsel and Corporate Secretary, and any other executive on the Executive Leadership Team as of the Effective Date (collectively, “Cboe Leadership”) not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation or conduct of Associate. Cboe acknowledges and agrees that this instruction shall extend to statements, written or verbal, made to anyone, including but not limited to the news media, Cboe investors or potential investors, industry analysts, competitors, strategic partners, vendors, Cboe employees (past and present), and Cboe customers. Notwithstanding the foregoing, Cboe Leadership shall be instructed that, in the ordinary course of business for Cboe, they may make truthful statements about the work Associate performed for Cboe in connection with any internal inquiry, or as required by law or legal process including, but not limited to, any required communications with or disclosures to the Securities and Exchange Commission.

8.            Associate agrees that he or she will continue to be governed by those obligations arising from any restrictive covenants contained in all agreements between the Associate and Cboe (e.g., employment agreement, equity award agreement, etc.) and the Company’s clawback policy or policies, which are incorporated by reference herein, and such agreements, shall be unaffected hereby, and shall remain in full force and effect.

9.            Associate represents, acknowledges, and agrees that: (a) Associate has not made or brought against the Company or the Released Parties any charge, claim, civil action, administrative action, or internal or external complaint or allegation of discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, retaliation, or any other unlawful employment practice (all collectively, hereinafter, “Unlawful Employment Practices Claims”); (b) there is no factual basis for any Unlawful Employment Practices Claim; (c) this Release is not in settlement of an employment dispute or other Unlawful Employment Practices Claim; and (d) none of the payments or benefits provided under this Release are payments or benefits related to any Unlawful Employment Practices Claims. Nothing in this Release or any other agreement executed in connection herewith (including any confidentiality, non-disclosure, and non-disparagement provisions) shall prohibit you from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Release. Nothing in this Release or any other agreement executed in connection herewith (including any confidentiality, non-disclosure, and non-disparagement provisions) shall prohibit Associate from making any truthful statements or disclosures regarding unlawful employment practices (including but not limited to discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, or retaliation).

10.            Associate represents that Associate has carefully read this Release and fully understands it and that in signing this document, Associate understands that Associate is releasing the Released Parties from the Released Claims as of the date Associate signs this Release. Associate has been advised to consult with an attorney of Associate’s choice, and Associate freely and voluntarily agrees to the terms set forth in this Release, and knowingly and willingly intends to be legally bound by them.

11.            This Release may be executed in counterparts both of which, taken together, will constitute a single enforceable instrument, and electronic or facsimile signatures shall have same force and effect as original signatures.

12.            Should either party file an action to enforce the Agreement or this Release, the prevailing party in such action shall be entitled to reasonable attorneys’ fees and costs in addition to any other remedies available in law or in equity.

By signing this Release, Associate acknowledges and understands that this Release does not imply that Cboe has done anything unlawful or wrong.

CBOE GLOBAL MARKETS, INC.

By:
Name:	Stephanie Foley
Title:	EVP, Chief Human Resources Officer

ACCEPTED AND AGREED:

Christopher A. Isaacson

Date:

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“RC Agreement”) is made and entered into January 26, 2026, to be effective as of January 26, 2026 (the “Effective Date”), by and between Cboe Global Markets, Inc. (“Cboe”) and Christopher A. Isaacson, a resident of Kansas (“Associate”).

1.            Associate understands the global nature of Cboe’s businesses and the effort Cboe undertakes to develop and protect its business and its competitive advantage. Accordingly, Associate agrees that the scope and duration of the restrictions described in this RC Agreement are reasonable and necessary to protect the legitimate business interests of Cboe.

2.            Associate further agrees that during the period of his employment and for a period of two (2) years following the end of the Consulting Period set forth in the Retirement and Consulting Agreement between Associate and Cboe, Associate shall not:

a.            singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Associate service with Cboe, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with (i) any exchange, facility, clearinghouse, electronic communications network (“ECN”), electronic foreign currency exchange market (“FX”) matching platform, multilateral trading facility, or alternative trading system (“ATS”); (ii) the ECN, ATS or FX business lines of any full service broker dealer or any digital asset or data and access solutions business line of any competitor; (iii) any business line of any company that is substantially similar to any additional business line developed or entered into by Cboe during Associate’s employment with Cboe or (iv) any index provider, provided that, in the case of clauses (i), (ii), (iii) and (iv), such entity or business line directly competes with Cboe, without the express written approval of the CEO;

b.            provide any service or assistance that (1) is of the general type of service or assistance provided by Associate to Cboe, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Cboe, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above.

c.            solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Cboe (or was an employee of Cboe during the year preceding such solicitation), nor solicit any of Cboe’s then current employees (or an individual who was employed by or engaged by Cboe during the year preceding such solicitation) to terminate employment or an engagement with Cboe, nor agree to hire any then current employee (or an individual who was an employee of Cboe during the year preceding such hire) of Cboe into employment with himself or any company, individual or other entity;

d.            directly or indirectly divert or attempt to divert from Cboe any business in which Cboe has been actively engaged during Associate’s employment, nor interfere with the relationships of Cboe with its sources of business; or

e.            unless required by governmental agencies or under applicable laws or regulations, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of Cboe, its employees, directors, or officers. Unless required by governmental agencies or under applicable laws or regulations, Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

3.            Associate also affirms that Associate has not divulged any proprietary or confidential information of Cboe and will continue to maintain the confidentiality of such information consistent with Cboe’s policies and Associate’s agreement(s) with Cboe, including Associate’s equity award agreements with Cboe, and/or common law.

4.            Associate acknowledges and agrees that Associate has received at least fourteen (14) days to review the covenants in this RC Agreement and Associate has been advised to consult with an attorney before entering into the covenants in this RC Agreement.

5.            If any court of competent jurisdiction shall at any time deem the term of any covenant contained in this RC Agreement too lengthy or the geographic area or other scope covered too extensive, the other provisions of RC Agreement shall nevertheless stand, and such court shall modify and reform the term to be the longest period permissible by law under the circumstances and the geographic area or other scope covered to comprise the largest territory and scope permissible by law under the circumstances. The court in each case shall reduce the term and/or geographic area or other scope covered to permissible duration, size or scope.

6.            The parties expressly agree that this RC Agreement shall be governed solely by the laws of the State of Illinois, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this RC Agreement shall be exclusively brought in the state or federal courts located in Chicago, Illinois.

7.            Remedies. Associate consents and agrees that if he violates any provisions of this RC Agreement, Cboe or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to seek an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation this RC Agreement. In the event that Associate is found to have breached any provision set forth in of this RC Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Associate was in violation of that provision.

CBOE GLOBAL MARKETS, INC.

		By:	/s/ Craig S. Donohue
		Name:	Craig S. Donohue
		Title:	Chief Executive Officer and President

ACCEPTED AND AGREED:

/s/ Christopher A. Isaacson
Christopher A. Isaacson
Date:	January 26, 2026